UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

PROCEPT BioRobotics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee previously paid with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROCEPT BIOROBOTICS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2023

April 26, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 annual meeting of the stockholders (the “Annual Meeting”) of PROCEPT BioRobotics Corporation, a Delaware corporation (“we,” “us,” “PROCEPT” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Thursday, June 15, 2023 at 11:00 a.m. (Eastern Time) for the following purposes:

1.To elect the three nominees for Class II director to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Antal Desai, Mary Garrett and Frederic Moll, M.D.;

2.To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for PROCEPT for the fiscal year ending December 31, 2023;

3.To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and

4.To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is April 17, 2023 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

We will once again be hosting a completely virtual Annual Meeting, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://meetnow.global/MG297KL on Thursday, June 15, 2023 at 11:00 a.m.(Eastern Time). There is no physical location for the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company, and to reduce the environmental impact of paper proxies. We believe that hosting a virtual meeting was a positive experience for our prior meeting.

If you have any questions or need assistance in voting your shares, please write to PROCEPT Investor Relations at proxy@procept-biorobotics.com.

By Order of the Board of Directors

/s/ Alaleh Nouri

Alaleh Nouri
EVP, Chief Legal Officer & Corporate Secretary
Redwood City, California

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
VIRTUALLY ATTEND THE ANNUAL MEETING.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the internet or telephone as instructed in our proxy materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting. Please note however that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you are required to register in advance and obtain a legal proxy issued in your name from that record holder in order to be entitled to vote at the Annual Meeting. Please follow the instructions provided in the proxy statement and by your broker, bank or other nominee.

i

PROCEPT BioRobotics Corporation
900 Island Drive
Redwood City, CA 94065

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2023
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

On or about April 26, 2023, we intend to make this proxy statement available on the internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
June 15, 2023 at 11:00 a.m. (Eastern Time)
via the internet please visit www.envisionreports/PRCT for more details.

The Proxy Statement, the proxy card and other proxy materials, as well as our 2022 annual report on form 10-K, are available at: www.envisionreports/PRCT. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MG297KL. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

If you are a record holder of your shares, to participate in the Annual Meeting you will need your control number that is included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must register with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by 5:00 p.m. (Eastern Time) on June 12, 2023 using the instructions below.

The online meeting will begin promptly at 11:00 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the internet?

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the Notice or proxy card that you received to log in to the Annual Meeting virtually on the internet using the control number contained on the Notice or proxy card.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must request to register with Computershare in advance to vote or ask questions at the virtual Annual Meeting. Beneficial holders who do not register with Computershare prior to the deadline can attend the Annual Meeting as a guest at the internet address noted above, but will not be able to vote or ask questions are the Annual Meeting.

To register to attend the Annual Meeting online as a beneficial holder, you must submit proof of your proxy power (legal proxy) reflecting your PROCEPT holdings, obtained from your broker, along with your name and email address to Computershare. Requests for registration must be labeled as “PROCEPT Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on June 12, 2023.

Requests for registration by beneficial holders should be directed to Computershare at the following addresses. Remember to forward or include email or other correspondence from your broker indicating your legal proxy over your PROCEPT shares:

By email:

To legalproxy@computershare.com

By mail:

    Computershare
PROCEPT BioRobotics Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Further instructions may be provided to you as part of your registration process. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with internet access. We also are mindful of reducing the impact of paper proxies on our environment.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date of April 17, 2023, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 45,038,815 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 17, 2023, your shares were registered directly in your name with PROCEPT’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee, and Plan Shares

If, on April 17, 2023, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization (referred to collectively herein as your "broker"), then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the broker that holds your account. The broker holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. The Notice provided by your broker explains how to submit your voting instructions and the deadline for submitting your voting instructions to your broker.

You are also invited to attend the Annual Meeting. If you are a beneficial owner you may attend the Annual Meeting as a guest, or, if you want to vote or ask questions at the Annual Meeting you must register in advance with Computershare by following the instructions set forth above. As part of the registration you will need to provide a legal proxy from your broker and to submit a copy to Computershare as part of the registration process. Further instructions will be provided to you as part of your registration process.

If you hold shares in any employee stock purchase plan or other equity plan of the Company (the “Plans”), then you will be provided a Notice from the applicable Plan trustee or administrators regarding how to submit voting instructions to the Plan trustee or administrator for your shares held in the Plans. Voting instructions for shares in the Plans must be received by 11:59 p.m. (Eastern Time) on June 12, 2023.

What am I voting on?

There are three matters scheduled for a vote:

•Election of three Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Antal Desai, Mary Garrett and Frederic Moll, M.D.; and

•Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023.

•Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•“For” the election of all three nominees for director;

•“For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023; and

•“One year” with respect to the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.

How do I vote?

The procedures for voting depend on whether your shares are registered in your name or are held by a broker:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet or Telephone	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions, and use the control number provided, in the Notice or on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)
You may also vote in person virtually by attending the Annual Meeting through https://meetnow.global/MG297KL. To attend the Annual Meeting and vote your shares, you must log into the Annual Meeting by using the control number located on your Notice or proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker (that is, in street name), you will receive a Notice from your broker that includes instructions that you must follow in order to submit your voting instructions to your broker and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance by following the instructions above, which include submitting a legal proxy from your broker in advance of the meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2023, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, in accordance with the recommendations of the Board, “For” the election of all three nominees for Class II director, “For” the ratification of PwC as the Company’s independent registered public accounting firm, and “one year” as the preferred frequency for future advisory votes on executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as may be required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent timely proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to PROCEPT’s Corporate Secretary at 900 Island Drive, Redwood City, CA 94065; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to proxy@procept-biorobotics.com.

•You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted at the Annual Meeting, so long as it is provided within the applicable deadline.

If your shares are held by your broker, you should follow the instructions provided by your broker to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold” and broker non-votes for the proposal to elect directors and, with respect to other proposal, votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker has the discretionary power to vote the shares with respect to matters that are considered to be “routine” under applicable rules but do not have discretionary power to vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers generally have discretionary voting power with respect to such proposal. Brokers do not have authority to vote on the election of directors, or on the frequency of future advisory votes on executive compensation, without voting instruction from the beneficial owner, resulting in broker non-votes on these proposals. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

What is the voting standard for each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
No. 1.	Election of Directors – Three Nominees	Plurality	No
No. 2.	Ratification of the Selection PwC as the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes
No. 3	Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.	Majority Cast	No

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For the ratification of the selection of PwC as the Company’s independent registered public accounting firm you may vote “For” or “Against” or “Abstain” from voting. For the advisory vote on the frequency of future advisory votes on executive compensation you may vote “One Year”, “Two Years”, “Three Years” or “Abstain” from voting.

Accordingly:

•Proposal No. 1: For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class II directors to hold office until the 2026 annual meeting of stockholders and until a successor is duly elected and qualified. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; and thus will have no effect, however, the ratification of the selection of PwC is a matter on which a broker generally has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

•Proposal No.3: To be approved, a majority of the total votes cast on Proposal No. 3 must be voted “For” the approval, on an advisory basis, of one of the alternatives (One year, Two years or Three years) for the frequency of future advisory votes on executive compensation. Abstentions and broker-non-votes will not be considered votes cast on any frequency and thus will have no effect on this proposal. With respect to this proposal, if none of the frequency alternatives (One year, Two years or Three years) receives a majority of the votes cast, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders.

Please be aware that Proposal 3 is advisory only and will not be binding upon our Board or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting result when making future decisions regarding the frequency of future advisory votes on executive compensation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 45,038,815 shares outstanding and entitled to vote. Thus, the holders of at least 45,038,815 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to proxy@procept-biorobotics.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. Record stockholders and beneficial owners who registered with Computershare may access the stockholder list during the Annual Meeting by following the instructions provided at https://meetnow.global/MG297KL.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 28, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act. Proposals should be sent to our Corporate Secretary at 900 Island Drive, Redwood City, CA 94065, with a copy that shall not constitute receipt, to proxy@procept-biorobotics.com.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Corporate Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2024 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than February 15, 2024 and not later than March 17, 2024 in order to be considered. In the event that the 2024 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s fully compliant notice must be received by the Corporate Secretary no earlier than 90 days prior to such annual meeting and no later than the tenth day following the day on which we make a public announcement of the date of the 2024 Annual Meeting. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2024.

Nominations or proposals should be sent in writing to our Corporate Secretary at 900 Island Drive, Redwood City, CA 94065 with a copy, that shall not constitute receipt, to proxy@procept-biorobotics.com. A stockholder’s notice to nominate a director or bring any other business before 2024 Annual Meeting must set forth certain information required by, and otherwise comply with our Bylaws.

We intend to file Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxy for our 2024 Annual Stockholders Meeting. Stockholders may obtain our Proxy Statement (and any amendments or supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the Company’s website at www.procept-biorobotics.com.

If you have any questions or need assistance in voting your shares, please write to PROCEPT Investor Relations at proxy@procept-biorobotics.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election and until their successor is duly elected and qualified. Class I directors consist of Thomas Krummel, M.D., Elisabeth Sandoval-Little and Colby Wood; Class II directors consist of Antal Desai, Mary Garrett and Frederic Moll, M.D; and Class III directors consist of Amy Dodrill, Taylor Harris and Reza Zadno, Ph.D.

The Nominating and ESG Committee of the Board has recommended, and the Board has approved, the nomination of our Class II directors, Mr. Desai, Ms. Garrett and Dr. Moll, for re-election for three-year terms expiring at the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Mr. Desai, Ms. Garrett and Dr. Moll is currently a director of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by Nominating and ESG Committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors

The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class / Current Term Expires	Independent	AC	CC	NESG
Nominees

Mary Garrett	64	December 2021	Class II / 2023 Annual Meeting	Yes	—	—	C
Antal Desai	45	June 2015	Class II / 2023 Annual Meeting	Yes	—	M	M
Frederic Moll, M.D.*	71	August 2011	Class II / 2023 Annual Meeting	Yes	—	—	—

Continuing Directors
Amy Dodrill	50	June 2021	Class III / 2024 Annual Meeting	Yes	M	M	—
Taylor Harris	47	December 2020	Class III / 2024 Annual Meeting	Yes	F,C	—	—
Thomas Krummel, M.D.	71	December 2010	Class I / 2025 Annual Meeting	Yes	—	C	—
Elisabeth Sandoval-Little	61	October 2021	Class I / 2025 Annual Meeting	Yes	—	—	M
Colby Wood	52	February 2014	Class I / 2025 Annual Meeting	Yes	M	—	—
Reza Zadno, Ph.D.	68	February 2020	Class III / 2024 Annual Meeting	No	—	—	—

*: Chairman of the Board	F: Financial Expert	M: Member	C: Committee Chair
AC: Audit Committee	CC: Compensation Committee	NESG: Nominating and ESG Committee

A brief biography of each nominee and each continuing director is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and ESG Committee and the Board to believe that the director should serve on the Board:

Director Nominees

Antal Desai. Mr. Desai has served as a member of our board of directors since June 2015. Mr. Desai joined Cardinal Investment Company, Inc. in September 2004, the predecessor firm to CPMG, Inc., an investment firm that invests in publicly-traded and private companies globally, were he currently serves as a Partner. Mr. Desai is a member of the board of directors of several private companies. Mr. Desai received both a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe Mr. Desai is qualified to serve on our board of directors due to his experience as a director of several companies and his experience investing in publicly-traded companies in the healthcare industry.

Mary Garrett. Ms. Garrett has served as a member of our Board since December 2021. Ms. Garrett serves as a member of the board of Omnicell, Inc. since March 2022, where she is a member of the governance committee. Ms. Garrett most recently served on the board of Hillrom Corporation from March 2017 until it was acquired by Baxter International in December 2021, serving as chair of the governance committee during 2021 and serving on the audit committee of Hillrom during her tenure. She also previously served as a board member and was on the audit committee of Ethan Allen Interiors, Inc. from January 2016 until November 2021. Prior to these roles and her retirement in December 2015, Ms. Garrett was the Chief Marketing Officer, Global Markets for IBM Corporation. Ms. Garrett holds a B.S. in Biomedical Engineering from Boston University and an M.S. in Bioelectrical Engineering from Brown University.

We believe Ms. Garrett is qualified to serve on our board of directors because of her extensive management and directorship experience, including in the healthcare industry.

Frederic Moll, M.D. Dr. Moll has served as a member of our board of directors since August 2011 and has served as Chair since March 2021. From April 2019 to March 2023, Dr. Moll served as Chief Development Officer for Johnson & Johnson Medical Devices Companies. Dr. Moll was also a co-founder, and, from September 2012 to 2019, was the Chairman and Chief Executive Officer of Auris Health, Inc., a robotics medical device company, that was acquired by Johnson and Johnson in 2019. Dr. Moll is also the Founding Partner of Sonder Capital Management, LLC, a healthcare venture capital investment firm. He serves on the boards of Shockwave Medical, Inc., since March 2011, where he is a member of the nominating and corporate governance committee, and INSIGHTEC Ltd., since June 2020, where he is a member of the audit committee. Dr. Moll previously served as member and as Chairman of the board of Restoration Robotics, Inc., from November 2002 until its merger with Venus Concept in November 2019. Dr. Moll previously served on the board of directors at Intersect ENT, Inc. from March 2010 to February 2021, where he was a member of the nominating and corporate governance committee. Dr. Moll received a B.A. in economics from the University of California at Berkeley, an M.S. in management from Stanford University and an M.D. from the University of Washington.

We believe Dr. Moll is qualified to serve on our board of directors because of his deep experience in the healthcare sector, his experience as a director of multiple healthcare companies, and his medical background and experience.

Continuing Directors

Amy Dodrill. Ms. Dodrill has served as a member of our board of directors since June 2021. Ms. Dodrill served as the President, Global Surgical Solutions & Patient Support Systems at Baxter International, Inc., a public company with a portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products until October 2022. Previously, Ms. Dodrill worked at Hillrom Holdings, Inc., a company specializing in medical device innovation, from October 2012 until December 2021 when it was acquired by Baxter International, Inc. During her time at Hillrom, Ms. Dodrill held various positions including President, Global Surgical, and Vice President and General Manager of the US Surgical Division. Ms. Dodrill also previously served as Vice President and General Manager of Trumpf Medical Surgical Solutions NA. Ms. Dodrill holds a B.S. from Johns Hopkins University.

We believe Ms. Dodrill is qualified to serve on our board of directors because of her expertise in managing medical device companies.

Taylor Harris. Mr. Harris has served as a member of our board of directors since December 2020. Mr. Harris currently serves as the interim Chief Financial Officer of Synthego Corporation, a private life sciences technology company, since September 2022. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., a clinical-stage biopharmaceutical company, from April 2018 until that company's acquisition by Bristol Myers Squibb in November 2020. Previously, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., a company that markets and licenses devices used for cryolipolysis procedures, from March 2016 until that company’s acquisition by Allergan plc. in April 2017. Prior to Zeltiq, Mr. Harris served as Chief Financial Officer at Thoratec Corporation, until that company's acquisition by St. Jude Medical, Inc. Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in healthcare investment banking and equity research. Mr. Harris also serves as a member of the board of directors of two private companies. Mr. Harris holds a B.A. in Physics and Economics from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain scholar.

We believe that Mr. Harris is qualified to serve on our board of directors because of his extensive finance, accounting, and operations experience and experience in managing medical device companies.

Thomas Krummel, M.D. Dr. Krummel has served as a member of our board of directors since December 2010. Dr. Krummel is the Emile Holman Professor Emeritus and Chair Emeritus of the Department of Surgery at Stanford University School of Medicine and was the co-director of the Stanford Stanford Byers Center for Biodesign Program from 2006 through 2021. Since March 2021, Dr. Krummel has served as Venture Partner at Santé Ventures, an early stage medical technology investment firm. From December 1998 through August 2021, Dr. Krummel served as a professor at Stanford University. He has been a member of the board of directors of California Water Service Group, a public utility company, since July 2010, where he serves as a member of the nominating/corporate governance committee and serves as Chair of the organization and compensation committee. In addition, Dr. Krummel serves on the board of directors of a number of private companies. Dr. Krummel received a B.S. in Chemistry from University of Wisconsin at Parkside and an M.D. from the Medical College of Wisconsin.

We believe Dr. Krummel is qualified to serve on our board of directors due to his expertise with medical, public health and science issues.

Elisabeth Sandoval-Little. Ms. Sandoval-Little has served as a member of our board of directors since October 2021. Ms. Sandoval currently serves as a consultant to the pharmaceutical industry and is a member of the board of directors of Satsuma Pharmaceuticals, Inc., since May 2019, where she serves as a member of the audit committee and Vyne Therapeutics, Inc., since March 2019, where she serves as a member of the compensation and audit committees. Ms. Sandoval was previously a member of the board of directors of Intersect ENT, Inc. until its acquisition by Medtronic plc in May 2022. Ms. Sandoval previously served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy at Alder Biopharmaceuticals, a public biopharmaceutical company, from August 2016 until March 2019. Prior to that, she was Chief Commercial Officer for Kythera Biopharmaceuticals, a public biopharmaceutical company, from March 2012 until October 2015 and spent over 20 years at Allergan in a variety of commercial leadership roles of increasing responsibility. Ms. Sandoval holds a B.S. in Biology from University of California at Irvine and an M.B.A. from Pepperdine University.

We believe Ms. Sandoval-Little is qualified to serve on our board of directors because of her extensive management experience in the healthcare industry.

Colby Wood. Mr. Wood has served as a member of our board of directors since February 2014. Since March 2018, Mr. Wood has been a Managing Partner at Sonder Capital Management, LLC, a healthcare venture capital investment firm. Prior to this, Mr. Wood was a Portfolio Manager and Equity Analyst at Oechsle International Advisors, Ltd., an investment advisory firm, from December 2011 to December 2017. Mr. Wood currently serves on the board of directors for two private companies. Mr. Wood received his B.A. in English from University of Delaware and M.B.A. from F.W. Olin Graduate School of Business at Babson College.

We believe Mr. Wood is qualified to serve on our board of directors because of his financial expertise and deep knowledge of the healthcare industry.

Reza Zadno, Ph.D. Dr. Zadno has served as our President and Chief Executive Officer and a member of our board of directors since February 2020. He previously served as President and Chief Executive Officer of Avedro, Inc., a ophthalmology company, from September 2016 to November 2020, where he also served as a member of the board of directors from September 2016 to November 2020. Dr. Zadno also previously served as Innovation Advisor and Venture Partner at InterWest Partners, a venture capital firm, from January 2012 to January 2018. Dr. Zadno has also served on the boards of directors of Invuity, Inc. from January 2013 to June 2017, where he was a member of the audit committee, and Carbylan Therapeutics, Inc. from June 2013 to November 2016, where he was a member of the audit committee. Dr. Zadno received both a Ph.D. and an M.Sc. in Mechanical Properties of Materials (Metallurgy) from Ecole Nationale Superieure des Mines de Paris.

We believe that Dr. Zadno is qualified to serve on our board of directors based on his experience in managing medical device companies and his understanding of our business and operations and perspective as our Chief Executive Officer and President.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE CLASS II DIRECTOR NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section describes key Corporate Governance Guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Ethics and Conduct, described below, can be found in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: Alaleh Nouri, EVP, Chief Legal Officer & Corporate Secretary, c/o PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

BOARD COMPOSITION

Our Board of Directors has set the authorized number of directors at nine and the Board currently consists of nine members. In accordance with our Amended and Restated Certificate of Incorporation and our Bylaws, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired at the annual meeting. Our current directors are divided among the three classes as follows:
•Class I directors consist of Thomas Krummel, M.D., Elisabeth Sandoval-Little and Colby Wood, whose terms expire at the 2025 annual meeting of stockholders;
•Class II directors consist of Antal Desai, Mary Garrett and Frederic Moll, M.D., whose terms expire at this Annual Meeting; and
•Class III directors consist of Amy Dodrill, Taylor Harris and Reza Zadno, Ph.D., whose terms expire at the 2024 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has affirmatively determined that all of the nominees and continuing directors, other than Dr. Zadno, are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”. Dr. Zadno is considered not independent due to his service as our President and Chief Executive Officer. There are no family relationships between any director and any of our executive officers.

BOARD LEADERSHIP STRUCTURE - SEPARATE CHAIRPERSON

While our bylaws provide our Board of Directors with the flexibility to combine or separate the positions of Chairperson of the Board and the Chief Executive Officer, our Board currently believes that separating these positions is the appropriate leadership structure. As such, Dr. Zadno currently serves as our Chief Executive Officer and Dr. Moll, whom our Board of Directors has determined is “independent” under applicable rules, serves as Chairman of the Board. At present our Board believes that separating these positions reinforces the independence of our Board of Directors from management, creates an environment that encourages objective oversight of management, and enhances the effectiveness of our Board of Directors as a whole.

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Dr. Zadno brings Company-specific experience, expertise and leadership.

The Board does not have a lead Independent Director since our Chair is independent. Our Corporate Governance Guidelines provide that our Independent Directors meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the Audit Committee, the Nominating and ESG Committee and the Compensation Committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The Nominating and ESG Committee is responsible for overseeing the management of risks associated with the independence of our Board, potential conflicts of interest, corporate responsibility, and environmental, social and governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports to the Board about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2022, the Board held eight meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders. All of our directors serving on our Board in June 2022 attended our 2022 annual meeting of stockholders.

Our Independent Directors meet from time to time in executive session.

OVERSIGHT OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

Consistent with our commitment to patients and providers, we are committed to implementing and advancing various policies related to corporate responsibility, sustainability and environmental, social and governance (“ESG”) efforts. During 2022, in light of increased disclosure and focus on ESG matters, our Nominating and Corporate Governance Committee amended the committee charter to expand its authority and responsibility for ESG matters and was renamed Nominating and ESG Committee. Our Nominating and ESG Committee will be responsible for overseeing these efforts, helping to ensure that we consistently execute on our ESG related priorities and initiatives, and providing regular updates to the full board of directors on related matters. To satisfy these oversight responsibilities, our Nominating and ESG Committee will receive regular updates from management on progress and strategy. Relevant topics that have been or may be discussed by our Nominating and ESG Committee and our Board of Directors include environmental, health, and safety matters, product quality and safety matters, succession planning and our diversity, equity and inclusion strategies.

As we continue to grow, we are committed to sharing information related to our corporate responsibility and ESG related programs, priorities, goals, and performance and we have published a report on these topics available on our website.

Director Skills and Diversity

Board Diversity Matrix (As of April 26, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
Did Not Disclose Demographic Background	1

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and ESG Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our risk assessment and risk management program, (iii) the performance of our independent auditor, and (iv) the design and implementation of our internal audit function and internal controls. Our Audit Committee operates under a written charter and is responsible for, among other things:
•appointing, compensating, retaining, and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;
•discussing with our independent auditor any audit problems or difficulties and management’s response;
•pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under the rules of the SEC);
•reviewing and discussing our annual and quarterly financial statements with management and our independent auditor; and
•establishing procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Our Audit Committee consists of Ms. Dodrill and Messrs. Harris and Wood, with Mr. Harris serving as chair. Our Board has affirmatively determined that Ms. Dodrill and Messrs. Harris and Wood meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Mr. Harris is an “Audit Committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Our Board has determined that each member of our Audit Committee is financially literate.

During 2022, the Audit Committee met eight times.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee operates under a written charter and is responsible for, among other things:
•preparing the compensation recommendation for our CEO, who does not play any role with respect to any matter affecting his own compensation, then reviewing this with the full Board of Directors for a final determination;
•reviewing and setting the compensation of our other executive officers;
•reviewing and making recommendations to our Board regarding director compensation;
•reviewing and approving regarding our incentive compensation and equity-based plans and arrangements, except with respect to the CEO;
•appointing, compensating and overseeing any compensation consultants; and
•such other matters that are consistent with the Compensation Committee's charter or specifically designated to the Compensation Committee by our board of directors from time to time.

Our Compensation Committee consists of Mr. Desai, Ms. Dodrill and Dr. Krummel, with Dr. Krummel serving as chair. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee qualified as a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. Our President and Chief Executive Officer, our Chief Financial Officer, our Chief Legal Officer and our Chief People Officer, in addition to the Compensation Committee’s independent advisors, may attend portions of the Compensation Committee meetings for the purpose of providing analysis and information and recommendations on various compensation matters. Management does not participate in the executive sessions of the Compensation Committee. The Compensation Committee meets regularly in executive session.

In 2022, the Compensation Committee again engaged Aon Consulting, Inc. (“Aon”) as an independent advisor to the Compensation Committee. Aon conducted an analysis and provided advice on, among other things, the appropriate equity compensation for our executive officers, including our Chief Executive Officer and Chief Financial Officer. Aon reported directly to the Compensation Committee, which retained sole authority to direct the work of and engage Aon. As part of its analysis, Aon collected and analyzed compensation information from a peer group of comparable public companies and reported to the Compensation Committee. The Compensation Committee considered this report when making its determinations regarding executive compensation in 2022, as detailed below in the section titled “Executive Compensation.”

The Compensation Committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, has confirmed the independence of Aon as a compensation advisor and determined that retaining Aon does not result in any conflict of interest.

During 2022, the Compensation Committee met six times.

Nominating and ESG Committee

During 2022, in light of increased disclosure and focus on ESG matters, our Nominating and Corporate Governance Committee amended the committee charter to expand its authority and responsibility for ESG matters and was renamed Nominating and ESG Committee. Our Nominating and ESG Committee is responsible for overseeing these efforts, helping to ensure that we consistently execute on our ESG related priorities and initiatives, and providing regular updates to the full board of directors on related matters. Our Nominating and ESG Committee also oversees and assists our Board in reviewing and recommending nominees for election as directors and oversees our governance matters. Our Nominating and ESG Committee operates under a written charter and is responsible for, among other things:
•reviewing and making recommendations to the Board regarding director independence;
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;
•overseeing the self-evaluations of our Board and management;
•developing and recommending to our Board any proposed changes to our Corporate Governance Guidelines and principles;
•overseeing, reviewing and discussing our policies, practices and significant disclosures relating to our ESG matters:
•conducting review of our succession planning process for our executive management team: and
•such other matters that are consistent with our Nominating and ESG Committee's charter or specifically designated to the Nominating and ESG Committee by our Board from time to time.

Our Nominating and ESG Committee consists of Mr. Desai and Mses. Garrett and Sandoval-Little, with Ms. Garrett serving as chair. The composition of our Nominating and ESG Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

During 2022, the Nominating and ESG Committee met six times.

Nominating Process

In connection with nominating directors for re-election at the Annual Meeting and periodically throughout the year, the Nominating and ESG Committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board considers the following factors and qualifications, without limitation:
•the appropriate size and composition of the Board and its committees;
•the needs of the Board with respect to the particular talents and experience of its directors;
•the diversity of the backgrounds, culture, race, and gender, among other characteristics, of its directors;
•the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•familiarity with domestic and international business matters;
•familiarity and experience with legal and regulatory requirements; and
•experience with accounting rules and practices.

Pursuant to the Nominating and ESG Committee charter, the Nominating and ESG Committee periodically reviews the composition of the Board in light of then current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the Nominating and ESG Committee does not have a formal policy regarding diversity on the Board, the Nominating and ESG Committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board. The Nominating and ESG Committee also considers applicable laws and regulations, such as Nasdaq's Board Diversity Rule. We have three women directors and two directors that self-identify as from an underrepresented community.

Once the Nominating and ESG Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the Nominating and ESG Committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the Nominating and ESG Committee to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the Nominating and ESG Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The Nominating and ESG Committee may consider candidates recommended by management, by members of the Nominating and ESG Committee, by the Board, by stockholders or by a third party it may engage to conduct a search for possible candidates.

Once candidates are identified, the Nominating and ESG Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the Nominating and ESG Committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate.

If the Nominating and ESG Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current Class II directors have been recommended by the Nominating and ESG Committee to the Board for reelection as our directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholders who wish to recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and ESG Committee, c/o Corporate Secretary at 900 Island Drive, Redwood City, CA 94065. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and ESG Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach currently takes the forms of investor road shows, analyst meetings, and investor conferences and meetings, including in 2023, among other events: the Cowen Annual Healthcare Conference, the Bank of America Merrill Lynch Global Healthcare Conference 2023, Key Bank Life Sciences & MedTech Investor Forum, B Riley Healthcare Conference, Wells Fargo Healthcare Conference, and meetings at the J.P. Morgan Healthcare Conference. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director c/o Corporate Secretary at 900 Island Drive, Redwood City, CA 94065. All appropriate communications received by our Corporate Secretary will be sent directly to the Board or to the particular director.

CODE OF ETHICS AND CONDUCT

The Board has adopted a Code of Ethics and Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Ethics and Conduct is available in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. We intend to disclose future amendments to our Code of Ethics and Conduct, or any waivers of such code, on our website or in public filings.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

Under our Insider Trading and Compliance Policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in PROCEPT stock or pledging PROCEPT stock in any circumstance, including by purchasing PROCEPT stock on margin or holding PROCEPT stock in a margin account. Our employees may be permitted to contribute their PROCEPT stock to a private exchange fund for diversification purposes following review and approval by our Chief Legal Officer or Chief Financial Officer.

CORPORATE GOVERNANCE GUIDELINES

We have adopted written Corporate Governance Guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation, and succession planning. Our Corporate Governance Guidelines are periodically reviewed by our Nominating and ESG Committee and any proposed changes will be recommended to our full Board for approval. A copy of our Corporate Governance Guidelines is available on our corporate website at www.procept-biorobotics.com in the Investors section under “Corporate Governance.”

STOCK OWNERSHIP POLICY
To align our executive officers’ and directors’ interests with those of our stockholders, in connection with our initial public offering in September 2021, we adopted a Stock Ownership Policy that applies to our directors. The Stock Ownership Policy requires each director to hold common stock valued at five times such director’s base annual retainer (not including committee membership or chairmanship retainers). For a further discussion of the Stock Ownership Policy, see "Other Aspects of Executive Compensation Program - Stock Ownership Policy" below.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of PROCEPT. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ responsibilities and opportunity costs.

In September 2021, we implemented a non-employee director compensation program, or the Director Compensation Program, pursuant to which non-employee directors are eligible to receive annual cash retainers and equity awards in the form of options or restricted stock units ("RSUs").

Cash Compensation. The following table is a summary of the annual cash retainers payable to the Independent Directors.

Position	Annual Cash
Retainer
Board Member	$45,000
Board Chair	$45,000
Committee Chair
Audit	$20,000
Compensation	$15,000
Nominating and ESG	$10,000
Committee Member
Audit	$10,000
Compensation	$7,500
Nominating and ESG	$5,000

Equity Compensation. Our non-employee directors are also eligible to receive the following equity compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on the Board automatically shall be granted an equity award. The Board will make the initial grant on the date on which such director is appointed or elected to serve on the Board, and shall vest in substantially equal installments on each of the first, second, and third anniversary of the applicable grant date, subject to such director’s continued service through the applicable vesting date. In March 2023, based on our compensation consultant's, review of our peer group and other market data, the Compensation Committee recommended that Board increase the value of such grants to approximately $300,000. The Compensation Committee further recommended that the equity grants be granted in the form of 50% RSU and 50% stock options to purchase PROCEPT's common stock.

Annual Grant: A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2022 shall receive equity awards on such annual meeting date. For 2022, based on peer group and other market data provided by our compensation consultant, the Board approved an increase in value to approximately $150,000, to be calculated based on a 30-day trailing average of closing price of PROCEPT's common stock prior to the date of grant. For 2022, the Board granted such awards in the form of 50% RSUs and 50% stock options to purchase PROCEPT's common stock. The RSUs and stock options granted to non-employee directors shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date, and (ii) the date of the next annual meeting following the grant date, subject to continued service through the applicable vesting date.

The number of RSUs and options to purchase PROCEPT's common stock granted in each circumstance is determined based on the grant value divided by the average closing price of PROCEPT's stock in the thirty-days prior to the date of grant. The number of stock options granted in each circumstances is determined based on the grant value divided by the grate date fair value of each stock option, calculated in accordance with the Black-Scholes option valuation methodology by our compensation consultant. The exercise price per share of each option will equal the closing trading price of a share of our common stock on the date of grant. Each RSU and stock option award granted to non-employee directors that is not assumed will vest in full upon a change in control of our Company (as defined in the 2021 Plan).

2022 Director Equity Grants

On the date of our 2022 annual meeting of stockholders, each of Dr. Moll, Mses. Dodrill, Garrett and Sandoval-Little, Messrs. Desai, Harris, Krummel and Wood received (i) a grant of a stock options to purchase 4,205 shares of PROCEPT's common stock at a purchase price of $38.85 per share based on the intended grant date fair value of $75,000 and (ii) a grant of 4,205 RSUs, based on the intended grant date fair value of $75,000 divided by the average closing price of PROCEPT's stock in the thirty-days prior to the date of grant. The amounts shown in the table reflect greater value for the RSUs than the $75,000 intended grant date fair value, as the table employs the ASC 718 accounting grant date fair value based only on the closing price on the date of the grant, instead of the average closing price in the thirty-days prior to the date of grant.

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan of $500,000 per year, or $750,000 in the first year of a non-employee director's service.

2022 Director Compensation Table

The following table sets forth information for the year ended December 31, 2022, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during 2022. Dr. Zadno, who served as our President and Chief Executive Officer during the year ended December 31, 2022, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Dr. Zadno is reported below in the “Summary Compensation Table.”

Director Compensation in 2022

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Stock Awards ($) (1)(3)	Total ($)
Current Directors
Antal Desai(4)	55,330	86,713	77,739	219,782
Amy Dodrill	60,330	86,713	77,739	224,782
Mary Garrett	50,330	86,713	77,739	214,782
Taylor Harris	62,830	86,713	77,739	227,282
Thomas Krummel, M.D.	57,830	86,713	77,739	222,282
Frederic Moll, M.D.	85,330	86,713	77,739	249,782
Elisabeth Sandoval-Little	46,580	86,713	77,739	211,032
Colby Wood	54,080	86,713	77,739	218,532
(1)Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock award granted in 2022, computed in accordance with the provisions of FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. To the extent these awards were stock options, our non-employee directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)Represents grant date fair value of stock options calculated in accordance with ASC 718 of stock options granted to each of the non-employee directors listed in the table above. Assumptions used in the calculation of these amounts for each stock option are included in Note 7 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

(3)Represents grant date fair value calculated in accordance with ASC 718 of 2,001 RSUs granted to each non-employee director listed in the table above on June 7, 2022. Each RSU grant was based on the average trading price of our common stock for the thirty days prior to the date of grant.

(4)Fees earned by Mr. Desai are remitted to CPMG, Inc. and not retained by Mr. Desai personally.

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and the Board is submitting this selection to our stockholders for ratification at the Annual Meeting. PwC has served as our independent registered public accounting firm since November 2020. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review the stockholder vote and appointment of PwC, and will determine in its discretion whether to continue to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following is a summary of the fees and services provided by PwC to the Company for the fiscal year 2022 and 2021:

Description of Services Provided by PwC	Fiscal Year Ended December 31,
	2022	2021
Audit Fees(1)	$2,043,000	$2,157,500
Tax Fees	$5,000	$—
All Other Fees(2)	$4,150	$4,150
TOTAL	$2,052,150	$2,161,650

(1)Audit fees for PwC for 2022 were for professional services rendered for the annual audit of our financial statements, review of financial statements included in our quarterly filings, and services that are normally provided by PwC in connection with regulatory filings and attest services, except those not required by statute or regulation. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements. Audit fees for PwC for 2021 were for professional services rendered for the audits of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. Audit Fees for the year ended December 31, 2021, included $1,025,000 billed in connection with the filing of our Registration Statement on Form S-1 in connection with our initial public offering in September 2021.
(2)All Other Fees consists of an online accounting research tool subscription paid to PwC.

The Audit Committee or the chair of the Audit Committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

All of the services provided by PwC, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2022, the Audit Committee met and held discussions with management and PwC, the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2022, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with PwC.

In addition, the Audit Committee has reviewed and discussed with PwC: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the Securities and Exchange Commission (the “SEC”); and (ii) the written disclosures and the letter received from PwC required by applicable requirements of PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the independence of PwC from the Company and its management.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Taylor Harris, Chair
Amy Dodrill
Colby Wood

PROPOSAL 3 – FREQUENCY OF ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our executive officers as disclosed in our proxy statement. Under this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years.
After careful consideration, our Board and Compensation Committee currently believe that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their view on our executive compensation program.
Stockholders are not being asked to approve or disapprove of the Board’s recommendation of an advisory vote on executive compensation every one year, but rather to indicate their own choice among the frequency options for an advisory vote on executive compensation of every one year, every two years or every three years.
As an advisory vote, this proposal is not binding on us, the Board, or our Compensation Committee. The Board and the Compensation Committee value the opinions expressed by of our stockholders in their votes on this Proposal and will consider the outcome of the vote when making future decisions regarding the frequency of with which the advisory vote on executive compensation will be held in the future.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HAVE FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY ONE YEAR.

OTHER INFORMATION RELATED TO PROCEPT, THE DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 17, 2023 by:
•each person whom we know to own beneficially more than 5% of our common stock;
•each of our directors, nominees and named executive officers individually; and
•all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are currently exercisable or exercisable, or pursuant to vesting of RSUs, within 60 days of April 17, 2023. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of our common stock is based on 44,111,895 shares of our common stock issued and outstanding as of April 17, 2023.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders
FMR LLC(1)	6,547,925	14.5%
Entities and affiliated persons associated with CPMG, Inc.(2)	5,674,405	12.6%
The Vanguard Group Inc.(3)	3,234,864	7.2%
T. Rowe Price Investment Management, Inc.(4)	2,697,885	6.0%
Named Executive Officers and Directors
Reza Zadno, Ph.D.(5)	1,441,886	3.1%
Kevin Waters(6)	392,828	*
Alaleh Nouri(7)	202,593	*
Hisham Shiblaq(8)	233,956	*
Frederic Moll, M.D.(9)	999,685	2.2%
Antal Desai(2)(10)	5,558,913	12.3%
Amy Dodrill(11)	53,574	*
Taylor Harris(12)	157,061	*
Thomas Krummel M.D.(13)	114,225	*
Colby Wood(14)	175,542	*
Elisabeth Sandoval-Little(15)	7,851	*
Mary Garrett(16)	8,459	*
All Executive Officers and Directors as a Group (12 individuals)	9,346,573	19.6%
_________________
*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC and Abigail P. Johnson, reporting ownership as of December 30, 2022. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The Schedule 13G/A filed on February 9, 2023 by FMR LLC and Abigail P. Johnson reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the "FMR Reporters"); does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The business address for FRM LLC is 245 Summer Street, Boston, MA 02210.

(2)Based solely on information contained in a Schedule 13D filed with the SEC on December 7, 2022 by CPMG, Inc., reporting ownership as of December 5, 2022, and consists of (i) 5,029,869 Shares held for the account of White Tailed Ptarmigan, LP; (ii) 258,470 Shares held for the account of Mallard Fund; and (iii) 40,528 Shares held for the account of Kestrel Fund. CPMG is the general partner and investment manager of each of White Tailed Ptarmigan, LP, Mallard Fund and Kestrel Fund. Antal Desai, a member of our board of directors and a Partner of CPMG, Inc., along with Kent McGaughy, Jr., the sole shareholder and managing director of CPMG, Inc., may be deemed to share voting and investment power with respect to the shares beneficially owned by CPMG, Inc. Additionally, Mr. McGaughy is deemed to beneficially own (i) 342,146 Shares held by Lagos Trust, of which Mr. McGaughy is trustee and has shared voting and dispositive control with Emily M. McGaughy; and (ii) 3,392 Shares held directly by Mr. McGaughy. Furthermore, see footnote 10 for a discussion on Mr. Desai’s beneficial ownership. The business address of the entities referenced in this footnote is 4215 West Lovers Ln, Suite 100, Dallas, Texas 75201.

(3)Based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group Inc., reporting ownership as of December 30, 2022. The business address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc., reporting ownership as of December 31, 2022. The business address for T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21201.

(5)Consists of (i) 80,540 shares of common stock and (ii) 1,361,346 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(6)Consists of (i) 23,903 shares of common stock and (ii) 368,925 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(7)Consists of (i) 11,205 shares of common stock and (ii) 191,388 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(8)Consists of (i) 2,163 shares of common stock and (ii) 231,793 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(9)Consists of (i) 882,521 shares of common stock (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (ii) 115,163 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(10) Consists of (i) 52,882 shares of common stock held personally, (ii) 107,586 share of common stock held by the 2:22 DNA Trust, (iii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iv) 67,577 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(11) Consists of (i) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (ii) 51,573 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(12)Consists of (i) 45,074 shares of common stock held by the Harris Trust Dated 3/10/2016, (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iii) 109,986 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(13)Consists of (i) 80,819 shares of common stock, (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iii) 31,305 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(14)Consists of (i) 132,713 shares of common stock, (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iii) 40,828 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(15)Consists of (i) 1,645 shares of common stock, (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iii) 4,205 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

(16)Consists of (i) 2,253 shares of common stock, (ii) 2,001 shares of common stock underlying RSUs that will vest within 60 days of April 17, 2023 and (iii) 4,205 shares of common stock underlying options exercisable within 60 days of April 17, 2023.

Information about our Executive Officers

The following table sets forth certain information concerning our executive officers as of April 17, 2023:

Name	Age	Position
Reza Zadno, Ph.D.	68	President, Chief Executive Officer & Director
Kevin Waters	45	EVP, Chief Financial Officer
Alaleh Nouri	44	EVP, Chief Legal Officer & Corporate Secretary
Hisham Shiblaq	48	EVP, Chief Commercial Officer

There are no family relationships between any of our directors and any of our executive officers.

Dr. Zadno’s biography can be found above with the biographies of the other members of the Board. Biographies for our other executive officers are below.
Kevin Waters. Mr. Waters has served as our EVP, Chief Financial Officer since January 2022. He previously served as our SVP, Chief Financial Officer from October 2018 until December 2021. He previously served as Chief Financial Officer at Accuray Incorporated, a radiation oncology company, from September 2015 to October 2018, and as its SVP, Finance from October 2013 to August 2015. Mr. Waters received a B.S. in Business Administration, with a double concentration in Accounting and Finance from Cal Poly San Luis Obispo.
Alaleh Nouri. Ms. Nouri has served as our EVP, Chief Legal Officer & Corporate Secretary since January 2022. She has also served as our Chief Compliance Officer since September 2018. She previously served as our SVP, General Counsel & Corporate Secretary from July 2018 until December 2021. She previously served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Accuray Incorporated, a radiation oncology company, from February 2014 to July 2018. Ms. Nouri received a J.D. from U.C. College of the Law, San Francisco (formerly U.C. Hastings College of Law) and a Bachelor of Commerce in International Business and also completed the requirements for a Finance specialization from the University of British Columbia.
Hisham Shiblaq. Mr. Shiblaq has served as our EVP, Chief Commercial Officer since January 2022. He previously served as our SVP, Global Commercialization from March 2019 until December 2021. He previously served as Vice President of Commercial Operations at Invuity, Inc., a medical device company, from January 2017 to January 2019 and as Vice President of Sales at Analogic Corporation, a health care and security technology company, from June 2016 to January 2017. Mr. Shiblaq received a B.A. in Psychology from Ohio State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our 2022 executive compensation program, including a discussion of our executive compensation philosophies, objectives and practices, and a review of the compensation paid or awarded to our named executive officers during 2022. As we have ceased to be an “emerging growth company,” this is the first year that we are providing a Compensation Discussion and Analysis. For 2022, our executive officers were:

•Reza Zadno, our President and Chief Executive Officer;
•Kevin Waters, our EVP, Chief Financial Officer;
•Hisham Shiblaq, our EVP, Chief Commercial Officer; and
•Alaleh Nouri, our EVP, Chief Legal Officer & Corporate Secretary.

We are a medical device company with a mission to revolutionize BPH treatment globally, in partnership with urologists, by delivering best in class robotic solutions that positively impact patients and drive value. We develop, manufacture and sell the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery, with an initial focus on treating benign prostatic hyperplasia.

Executive Summary

Our executive compensation program is designed to attract and retain our executive officers, align the interests of our executive officers with the interests of our stockholders, and incentivize and reward performance that contributes to our short-term and long-term success. Generally, this is accomplished by tying a substantial portion of our executive officers’ total compensation to the achievement of meaningful pre-set, objective financial or operating goals, such as in our annual incentive program, or to our stock price, via our long-term incentive program, making it variable and thus putting it “at risk”. For 2022, the material elements of our executive compensation program were base salary, annual cash bonuses tied to corporate performance goals, and equity-based compensation in the form of both stock options and RSUs.

2022 Key Business Highlights

We had a strong year in 2022, delivering exceptional results for our patients, employees and company. Key highlights include the following:

•recorded revenue of $75.0 million for the full year of 2022, representing an increase of 118% compared to $34.5 million for 2021;
•achieved an install base of 167 US AquaBeam robotic systems, more than doubling our install base in the US;
•increased utilization by approximately 50% in the US in 2022;
•secured signed commercial contracts with numerous IDN’s, which will allow us to operate in an expedited and more predictable manner;
•provided best in class customer experience and brand loyalty as measured by a 92 Net Promoter Score in our customer survey;
•attained significant increases in Private Payor Coverage for Aquablation patients;
•released our first ESG report highlighting our ESG-related programs, priorities, goals, and performance;
•signed a lease and started the process to transition our headquarters and manufacturing facilities to San Jose, CA in 2023; and
•grew our employee base to 428 full-time employees as of the end of 2022, representing an increase of 83% compared to the end of 2021.

2022 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the Compensation Committee took the following key actions with respect to the total compensation of our executive officers for and during 2022:

Base Salary. Consistent with our intended approach to provide compensation competitive with our peer companies, in December 2021, the Board approved increases to annual base salaries for Dr. Zadno and Messrs. Waters and Shiblaq and Ms. Nouri effective January 1, 2022 in the range of 7-17%.

Annual Bonus. Also consistent with our intent to provide compensation competitive with our peer companies, in December 2021 the Board approved an increase to the target annual bonus opportunities for our executive officers effective January 1, 2022, increasing their targets to 75% of base salary for our CEO and 50% of base salary for each other executive officer. All bonus opportunities were subject to our achievement of pre-established performance goals. In February 2023, the Compensation Committee assessed the Company's performance against these metrics and approved cash bonus payouts of 158.6% of the target for our executive officers other than the CEO, and further recommended that the Board approve for our CEO. The Board subsequently approved a cash bonus payout of 158.6% of the target for our CEO. The cash bonuses were paid in March 2023.

Long-Term Incentive Compensation. In order to align the long-term interests of our executives and stockholders, support retention and provide motivational value by recognizing performance, in March 2022 the Compensation Committee granted long-term incentive compensation in the form of 50% stock options and 50% RSU awards under our 2021 Plan. Consistent with our pay for performance philosophy, 50% of the awards were in the form of stock options, which are inherently performance based, requiring stock price appreciation beyond the stock option’s exercise price (which generally is set at the fair market value of our common stock as of the applicable grant date) in order to deliver value. Our stock options and RSUs vest over 4 years, subject to continued service with the company.

Executive Compensation Philosophy, Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. Our compensation philosophy is performance based and overall our executive compensation programs are designed to:

•Attract, retain and motivate talent. Provide fair and market-competitive executive compensation in order to attract, retain and motivate top performing talent who can drive strategic outcomes, grow our business and support a dynamic culture which inspires employees towards our vision of restoring patient lives by delivering the BPH treatment of choice.
•Align with stockholder interests. Focus a substantial portion of executive rewards on long-term equity incentives that correlate to the growth of sustainable long-term value for our stockholders while effectively managing equity dilution.
•Reward outstanding performance. Motivate performance that contributes to the growth and success of the company in both the short-term and long-term.
•Incent focus on corporate goals and strategy. Create a direct link between the achievement of business plans and key objectives with executive compensation and get the team focused on collective success.

We are committed to having strong governance standards with respect to our compensation programs, policies and practices. During 2022, the following executive compensation policies and practices were in place:

What We Do	What We Don't Do
Maintain an Independent Compensation Committee. The Committee consists solely of independent directors who establish our compensation policies and practices.	No Guaranteed Compensation. No guaranteed cash incentives, equity compensation or salary increases for executive officers.
Retain an Independent Compensation Consultant. During 2022, the Committee engaged Aon’s Human Capital Group a division of Aon plc (“Aon”) to provide information, analysis, and other advice to assist with its responsibilities.
No Gross Ups. We do not provide any compensation related tax gross-ups.
Maintain significant portion of annual target compensation as variable. A majority of our executive officers’ target pay is in the form of annual cash bonuses or equity awards that are variable based on either performance metrics or stock price appreciation.
No Excessive Perquisites. We do not provide significant perquisites and other personal benefits to our executive officers.
Emphasize Long-Term Equity Compensation. The Committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our executive officers. These equity awards generally vest over four years, which serves our long-term value creation goals and retention objectives.

No Special Retirement Benefits. We do not provide our executive officers with any supplemental or other retirement benefits, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

Reasonable Severance and Change-in-Control Benefits. The arrangements with our executives officers, provide for severance benefits, including in connection with a change-in-control, that are within reasonable market norms.
No Hedging/ Pledging. We prohibit employees and non-employee directors from engaging in hedging, pledging or short-sale transactions in company securities.
Require Minimum Share Ownership for our Directors and Executive Officers. We maintain robust Stock Ownership Policy to align stockholder interest with that of our directors and executive officers.	No Supplemental Retirement Benefits. We do not provide supplemental or other retirement plans, other than a 401(k) plan.

PROCESS FOR DETERMINATION OF COMPENSATION

Role of Compensation Committee

The Compensation Committee establishes our compensation philosophy and objectives, determines the structure, components and other elements of executive compensation, and reviews and approves the compensation of our executive officers, other than the CEO, and for the CEO reviews and recommends it for approval by the Board. Our Compensation Committee has created an executive compensation program that combines cash and equity, short-term and long-term incentives as well as fixed and variable/at-risk elements in the proportions that it believes achieves the compensation philosophy described above.

The Compensation Committee evaluates the executive compensation program to verify alignment with desired compensation objectives, reviews practices of peer companies and ensure that the programs overall drive the desired direction of the company in alignment with the corporate strategy and stockholder interests. It then makes any changes that would be appropriate.

The factors considered by the Compensation Committee in determining the compensation of our executives, including our executive officers, for 2022 included:

▪the recommendations of our CEO (except with respect to his own compensation);
▪our performance against the short-term and long-term financial, operational and strategic objectives established by the Compensation Committee and our board of directors;
▪the need to retain executives;
▪a review of the relevant competitive market analysis prepared by its compensation consultant and advisors;
▪historical compensation provided to our executives; and
▪the knowledge, skills, experience, qualifications, tenure and expected future contribution of the individual executive officer.

Each year, the Compensation Committee obtains input from the executive team regarding the annual operating plan including the range of expected financial and operating results and the attendant risks and opportunities in order to establish the performance metrics associated with our performance based annual cash incentive plan. For each metric, the Compensation Committee approves appropriate threshold, target and maximum levels of performance designed to motivate performance without incentivizing undue risk taking. The Compensation Committee reviews progress periodically and following the end of the performance period, the Committee evaluates achievement relative to the targets to determine payouts.

Role of the Executive Officers

The Compensation Committee works with our CEO to set the target total direct compensation of each of our executive officers and other members of our executive team, other than with respect to his own compensation. As part of this process, our CEO evaluates each other executive officer's performance, formulates his recommendations about the target compensation of each executive officer, and shares his recommendations with the Compensation Committee, informed by market insights shared by our independent compensation consultant. The Compensation Committee gives significant weight to the recommendations of the CEO in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the performance of the business, but the Committee makes the ultimate determination regarding the compensation of the executive officers, other than the CEO.

The Compensation Committee discusses and prepares the compensation recommendation for our CEO, who does not play any role with respect to any matter affecting his own compensation. They then review this with the full Board of Directors for a final determination. Our CEO is not present during any of the deliberations regarding his compensation.

Additionally, to design and develop the compensation program, the Compensation Committee coordinates with the Chief People Officer and collaborates with others from the people, finance and legal teams as appropriate. This group supports the Compensation Committee through the preparation of analyses of financial data, peer comparisons and other materials, and helps to implement the Compensation Committee’s decisions.

Role of Compensation Consultant

The Compensation Committee recognizes that there is value in receiving independent, objective expertise and counsel in connection with fulfilling its duties and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties.

Since 2021, the Compensation Committee has engaged Aon as its independent compensation consultant for compensation decisions. Aon reports directly to the Committee, and the Compensation Committee has the sole authority to retain, terminate and obtain the advice of Aon.

The Committee worked with Aon to develop our compensation philosophy, a peer group, evaluate a competitive market analysis of the base salary, annual cash incentive awards and long-term incentive compensation of our executive officers compared to the compensation peer group, report on share utilization, and review other market practices and trends. In addition, Aon assisted with reviewing and benchmarking our non-employee director compensation and assisting on other ad hoc matters throughout the year.

While the Compensation Committee took into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Compensation Committee made its own independent decisions in determining our executive officers’ compensation.

The Compensation Committee assessed the independence of Aon pursuant to SEC and Nasdaq rules. In doing so, the Committee considered each of the factors set forth by the SEC and Nasdaq with respect to an adviser’s independence and concluded that there were no conflicts, and that Aon was independent.

Compensation Peer Group and Peer Selection Process

The Compensation Committee believes that obtaining relevant market data is important to determine executive compensation. Such information provides helpful context and a reference point when making compensation decisions. The Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other comparable peer companies. However, the Compensation Committee also recognizes the unique aspects of PROCEPT BioRobotics and our business that may ultimately drive compensation decisions that differ from our peers.

In March 2021, with assistance from Aon, the Compensation Committee developed and approved a compensation peer group to support pay decisions, including base salary and annual performance-based incentive compensation, for 2022 in anticipation of our IPO. In selecting the peer group, the Compensation Committee, in consultation with Aon established various criteria to ensure there was a meaningful cross-section from which to benchmark executive compensation. These were based on industry & stage (medical device and life sciences tools and services companies, that had preferably become public within the last 5 years), location (US Based with a preference for companies headquartered in the San Francisco Bay Area or other talent ‘hub’ locations) and size and complexity (measured by revenue, market capitalization, number of employees and other size measures). In January of 2022, shortly following the Company’s IPO, the peer group was updated, with assistance from Aon, to harmonize the peers with the revenue and market capitalization ranges anticipated for the Company, now that it was publicly traded.

This resulted in the following set of 19 companies included in our peer group which were used to make decision for 2022 long-term incentive compensation:

AtriCure Axonics Castle Biosciences Glaukos Inari Medical Intersect ENT iRhythm Technologies	LeMaitre Vascular Nevro Outset Medical Personalis Pulmonx Semler Scientific	ShockWave Medical SI-BONE Sight Sciences Silk Road Medical TransMedics Group ViewRay
Going forward, the Committee intends to review the peer group annually considering changes in our business as well as in those of the companies in our peer group to see if any updates are needed, while maintaining some year over year continuity in the list for comparability purposes. In addition to the selected peer groups, as discussed above, the Compensation Committee references general and specific industry surveys from other sources.

Fiscal 2022 Target Pay Mix

By emphasizing annual and long-term incentives, our fiscal 2022 pay mix reflects our executive compensation objectives, advances our pay-for-performance philosophy, and aligns executive officers’ interests with those of our stockholders.

The below graphics show the allocation of 2022 target total direct compensation payable to our CEO and the average 2022 target total direct compensation payable to our other executive officers. A significant majority of 2022 target executive compensation opportunity is at-risk variable pay consistent with our focus on pay-for-performance. We consider compensation to be “at-risk” if it is subject to achievement of financial or operating performance or if its value depends on the value of our common stock. In fiscal 2022, 86.1% of our CEO’s target total direct compensation was at-risk compensation, and on average, 58.6% of the target total direct compensation of our other executive officers was at-risk.

2022 CEO Target Compensation Mix
Base Salary
(13.9%)
Equity and Non-
Equity Incentives
(86.1%)

2022 Other NEOs Target Compensation Mix
Base Salary
(41.4%)
Bonus, Equity and
Non-Equity Incentives
(58.6%)

Base Salaries

The base salary payable to each executive officer is intended to provide a stable component of compensation reflecting the executive’s skill set, experience, role and responsibilities and is an important part of their total compensation package. Generally, the Committee reviews base salaries annually for existing executives or upon hire or promotion of a new executive. In determining base salaries, the Committee considers each executive’s role, criticality, relative scope of responsibility, individual performance and contributions, overall experience and expertise, company performance and the CEO’s recommendation (except with regard to himself).

In December 2021, the Compensation Committee reviewed the base salaries of our executives, taking into consideration a competitive market analysis performed by Aon and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee set the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness.

The following table sets forth the base salaries of our named executive officers for fiscal 2021 and 2022:

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)
Reza Zadno, Ph.D.	490,000	575,000
Kevin Waters	388,130	415,000
Hisham Shiblaq	350,000	400,000
Alaleh Nouri	350,000	398,000
To provide compensation competitive with our peer companies, in December 2022, the Compensation Committee increased our executive officer's base salaries effective April 1, 2023 to align their base salaries closer to the median paid by our peer group companies to their similarly situated executives as follows: Mr. Waters - $460,000; Mr. Shiblaq - $440,000 and Ms. Nouri - $415,000. For the same reasons, in January 2023, the Board increased our CEO's base salary effective April 1, 2023 to $625,100.

Annual Incentive Cash Compensation

During 2022, all of our employees including our executive officers, were eligible to receive performance-based cash incentive compensation. We believe that performance-based cash incentives motivate our employees, including our executive officers, to achieve both annual and long-term goals. This approach is important to the execution of our overall business strategy which, if achieved, has the potential to enhance shareholder value. Annual bonuses are not guaranteed and may vary materially from year-to-year.

Target Opportunities. Consistent with our compensation philosophy and objectives, the Compensation Committee generally sets the target incentive opportunity within the median range of annual cash incentive target pay for comparable executives at our peer groups. For 2022, based on a review of the market data, the Board approved an increase to our executive officers' target incentive opportunity as follows:

Named Executive Officer	Target Incentive Opportunity (as a % of Base Salary)
Reza Zadno, Ph.D.	75%
Kevin Waters	50%
Hisham Shiblaq	50%
Alaleh Nouri	50%

Similar to base salaries, in order to provide compensation competitive with our peer companies, in December 2022, the Compensation Committee approved increased Target Incentive Opportunities for 2023 to align our executive officers' total cash compensation closer to the median paid by our peer group companies to their similarly situated executives as follows: Mr. Waters - 60%; Mr. Shiblaq - 60% and Ms. Nouri - 55%. For the same reasons, in January 2023, the Board increased our CEO's Target Incentive Opportunity for 2023 to 100%.

Performance Measures. Typically, the Compensation Committee establishes bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executives for our actual corporate performance over our fiscal year. The bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.The Compensation Committee sets targets that the committee and management deem challenging, yet possible, to attain.

The determination of the annual targets for 2022 was based on financial and strategic measures that the Compensation Committee and the Board considered important for both the short-term and long-term health of the business. For fiscal 2022, the amount of the payout was based 80% upon achievement of financial and operational metrics and 20% on strategic customer and employee experience metrics, as determined by the Compensation Committee in its sole discretion. Specifically, the following metrics were used to determine payouts for fiscal 2022:

Performance Measures	Weight	Minimum Payout Level	Minimum Payout Achievement	Target Payout Achievement	Maximum Payout Level	Maximum Payout Achievement
Revenue $	50%	50%	$50,800,000	$63,400,000	200%	$79,300,000
U.S. Procedures	25%	50%	4,315	5,753	200%	7,191
Adjusted EBITDA $	5%	20%	$(70,900,000)	$(59,100,000)	100%	N/A
Customer Experience/Quality	15%	50%	5.70%	5.0%	100%	N/A
Employee Experience/ Engagement	5%	100%	76	76	100%	N/A

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). We define Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation.

U.S. Procedures is the aggregate of all surgical procedures performed in the United States using an AquaBeam Robotic System during the most recently completed fiscal year.

Payout Determination. In February 2023, the Compensation Committee reviewed and confirmed the Company’s performance against each of these objectives, and determined the achievement percentage against each metric within the applicable performance range. Following this approach, the Compensation Committee determined to award bonuses to our executive officers, other than our CEO, pursuant to the Bonus Plan and approved bonus payouts of 158.6% of target taking into account significant overachievement on financial and operational measures as set forth below:

Performance Measures	Weight	Actual Achievement Level
Revenue	50%	86.5%
U.S. Procedures	25%	50%
Adjusted EBITDA	5%	2.1%
Customer Experience/Quality	15%	15%
Employee Experience/ Engagement	5%	5%
Total	100%	158.6%

The Compensation Committee presented the determination of the overall achievement percentage to the Board for its review and approval with respect to our CEO.

The actual incentive payouts for each executive were determined by multiplying the executive officer’s base salary by the target incentive opportunity, and then by the overall achievement percentage. The following table summarizes the 2022 compensation earned by our executive officers under the annual cash incentive program:

Named Executive Officer	Base Salary	Bonus Target	Bonus Basis (Salary X Target)	Bonus Achievement	Actual Bonus Payout
Reza Zadno, Ph.D.	$575,000	75%	$431,250	158.6%	$683,960
Kevin Waters	$415,000	50%	$207,500	158.6%	$329,100
Hisham Shiblaq	$400,000	50%	$200,000	158.6%	$317,200
Alaleh Nouri	$398,000	50%	$199,000	158.6%	$315,610

Long-Term Incentives

As described above, the third and largest primary component of our executive compensation program is long-term equity incentives. The Compensation Committee designed this long-term incentive opportunity to motivate executive officers to achieve multi-year strategic goals and to deliver sustained, long-term value to stockholders. Our long-term incentives create a strong link between payouts and performance and align our executive officers’ interests with the interests of our stockholders. Long-term equity incentives promote retention, as executive officers will only receive value if they remain employed by us over the required term. In addition, they foster an ownership culture among our executive officers by making executive officers’ stockholders with a personal stake in the value they intend to create.

Historically, we relied on options to purchase shares of our common stock as our equity vehicle, consistent with the practice of similar newly-public companies in our industry. Beginning fiscal 2022, the Compensation Committee’s approved a change in the mix of long-term executive compensation to be granted to executives. Specifically, they determined that future awards would take the form of a mix of 50% stock options and 50% RSUs. Both of these have time-based vesting with options vesting monthly over 4 years, and RSUs vesting annually over 4 years. The Compensation Committee determined that this mix was appropriate given the current stage of our business and balancing the various objectives of our equity compensation.

The Compensation Committee envisions that, over time, as the Company evolves and grows, the executive compensation program and the amount and forms of compensation will evolve. In future years, the Compensation Committee will continue to evaluate and select the form and mix of long-term incentive compensation (which may include stock options, RSUs, performance shares, or other long-term incentives) that it believes best accomplishes the goals discussed above.

Long-Term Incentive Values. The Compensation Committee established long-term incentive values for each of the executive officers in March 2022. In establishing the size of these long-term incentive values, and given our strong stock price performance, the Compensation Committee intended to provide long-term incentive opportunities that are closer to the median of the long-term incentive opportunities awarded by our peer group companies to their similarly situated executives.

The Compensation Committee intends to make grants of long-term incentive awards annually. Special, one-time awards may be used in limited circumstances, including, as may be necessary to attract, retain and motivate experienced and well-qualified executive officers, as recognition of an increase in the scope of an executive’s responsibilities or major accomplishments.

For specific amounts of long-term incentive awards granted to our executive officers in 2022, see "Grant of Plan-Based Awards" below.

OTHER ASPECTS OF EXECUTIVE COMPENSATION PROGRAM

Stock Ownership Policy

To align our executive officers’ and directors’ interests with those of our stockholders, in connection with our initial public offering in September 2021 we adopted a Stock Ownership Policy requiring that: (i) our CEO hold Company shares with a value equal to three times (3x) our CEO’s base salary, and (ii) our other executive officers hold Company shares with a value equal to one times (1x) such executive officer’s base salary. The Stock Ownership Policy is initially subject to a five-year phase-in and then afterwards each new director or executive officer has five years to comply with the Stock Ownership Policy. The Compensation Committee re-determines the value of the held shares following each December 31 based on the average closing price of the Company’s common stock over a 30-day period prior to the re-determination date. Each applicable person then has one year to meet the new value requirement.

For purposes of determining compliance with the Stock Ownership Policy, the following shares are treated as owned, (a) shares of our common stock: (i) held directly by the individual or his or her immediate family members residing in the same household; (ii) held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household; or (iii) owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares powers to vote or dispose of the shares, or (b) shares of common stock subject to outstanding (i) RSUs that vest solely based on the passage of time and (ii) vested stock options, in each case the number of shares that would remain outstanding if such awards were "net-settled" in respect of such respective awards. Shares that count toward satisfaction of the foregoing requirement shall not include (x) shares of our common stock subject to outstanding unvested stock options, whether exercisable or unexercisable; (y) unearned performance-based vesting restricted common stock and RSUs or other performance-based incentive awards; and (z) other than warrants, all other forms of derivative securities.

Should any applicable person fail to comply with the Stock Ownership Policy, the Compensation Committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.

As of December 31, 2022, each of our executive officers met their respective ownership requirement.

Retirement Plans
We currently maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may make matching and discretionary contributions to the 401(k) plan but have made no such matching contribution in 2022. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Stock Purchase Plan
We have an employee stock purchase plan, or the ESPP, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the ESPP on the same terms as other full-time employees. We believe that providing a vehicle for employees to purchase company stock and participate as owners in value creation adds to the overall desirability of our compensation package and further incentivizes our employees (including our named executive officers), in accordance with our compensation policies.

Employee Benefits
All of our full-time employees, including our executive officers, are eligible to participate in our health and welfare plans, including (a) medical, dental and vision benefits; (b) medical and dependent care flexible spending accounts; (c) short-term and long-term disability insurance; and (d) life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executives, including our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes. During 2022, we did not provide any supplemental or other retirement benefits to our executives beyond those offered in our broad-based employee programs.
In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits for our executive officers will be approved and subject to periodic review by the Compensation Committee.

No Tax Gross-Ups

We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Severance and Other Benefits Payable Upon Termination of Employment or Change in Control

Pursuant to their respective change in control and severance agreements, each of our executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. See “Potential Payments Upon Termination or Change-In-Control” for more information on these payments and benefits.

Tax and Accounting Considerations
Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. The Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2023 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The preceding report has been furnished by the members of the Compensation Committee:

Thomas Krummel, M.D., Chair
Antal Desai
Amy Dodrill

Summary Compensation Table

The following table discloses compensation paid by us during fiscal years 2022, 2021 and 2020 to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Reza Zadno, Ph.D., President & Chief Executive Officer	2022	575,000	—	1,375,527	1,496,965	683,960	—	4,131,452
	2021	490,000	—	—	615,245	269,500	—	1,374,745
	2020	435,417(1)	—	—	2,902,634	217,384	—	3,555,435
Kevin Waters, EVP, Chief Financial Officer	2022	415,000	—	276,911	301,294	329,100	—	1,322,305
	2021	388,130	—	—	309,169	155,252	—	852,551
	2020	388,130	22,000(2)	—	169,626	155,252	—	735,008
Hisham Shiblaq EVP, Chief Commercial Officer	2022	400,000	40,000(3)	136,951	149,023	317,200	—	1,043,174
	2021	350,000	—	—	309,169	157,500	—	816,669
	2020	310,500	—	—	131,770	139,725	—	581,995
Alaleh Nouri, EVP, Chief Legal Officer & Corporate Secretary	2022	398,000	—	119,106	129,531	315,610	—	962,247

(1)Dr. Zadno’s employment commenced with us in February 2020; therefore, certain amounts for Dr. Zadno, such as base salary, reflect a partial year of service.
(2)Amount represents additional bonus payments to Mr. Waters in August 2020 and December 2020.
(3)A one-time bonus award of $40,000 was approved by the Committee for Mr. Shiblaq in April 2022 considering a variety of factors in connection with his recognition and compensation, including his leadership in commercial overachievement in 2021 and the higher compensation paid by several high growth medical device companies.
(4)Amounts shown in this column do not reflect dollar amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of RSUs granted in the applicable year, computed in accordance with the provisions of FASB ASC Topic 718. See Note 7 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.
(5)Represents the grant date fair value of stock options to purchase shares of our common stock computed in accordance with Financial Accounting Standards Board, or FASB, ASC 718. See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022 for a description of the assumptions used in valuing our stock options.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our executive officers during the fiscal year ended December 31, 2022.

GRANTS OF PLAN-BASED AWARDS FOR 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Named Executive Officers	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Reza Zadno, Ph.D.	—	219,938	431,250	754,688	—	—	—
	3/31/2022	—	—	—	39,312	—	—	1,375,527
	3/31/2022	—	—	—	—	79,584	34.99	1,496,965
Kevin Waters	—	105,825	207,500	363,125		—	—	—
	3/31/2022	—	—	—	7,914	—	—	276,911
	3/31/2022	—	—	—	—	16,020	34.99	301,294
Hisham Shiblaq	—	102,000	200,000	350,000	—	—	—
	3/31/2022	—	—	—	3,914	—	—	136,951
	3/31/2022	—	—	—	—	7,924	34.99	149,023
Alaleh Nouri	—	101,490	199,000	348,250	—	—	—	—
	3/31/2022	—	—	—	3,404	—	—	119,106
	3/31/2022	—	—	—	—	6,890	34.99	129,531
(1)Amounts shown in this column do not reflect dollar amounts actually received by our executive officers. Instead, these amounts reflect the aggregate grant date fair value of RSUs granted in the applicable year, computed in accordance with the provisions of FASB ASC Topic 718. See Note 7 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.
(2)Represents the grant date fair value of stock options to purchase shares of our common stock computed in accordance with Financial Accounting Standards Board, or FASB, ASC 718. See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022 for a description of the assumptions used in valuing our stock options.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the number of shares of common stock underlying outstanding equity incentive plan awards for the executive officers named in the Summary Compensation Table as of the end of our fiscal year ended December 31, 2022.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Reza Zadno, Ph.D.	2/1/2020(1)	927,093	391,165	4.37	2/19/2030	—	—
	8/10/2020(2)	136,057	118,420	5.18	8/9/2030	—	—
	6/22/2021(2)	64,740	107,890	7.27	6/22/2031	—	—
	3/15/2022(6)	14,922	64,662	34.99	3/30/2032	—	—
	3/15/2022(7)	—	—	—	—	39,312	1,633,020
Kevin Waters	10/8/2018(1)	207,717	—	4.52	10/22/2028	—	—
	12/12/2019(3)	53,243	17,747	4.56	12/11/2029	—	—
	8/10/2020(2)	40,962	29,257	5.18	8/9/2030	—	—
	6/22/2021(2)	32,373	53,942	7.27	6/22/2031	—	—
	3/15/2022(6)	3,003	13,017	34.99	3/30/2032	—	—
	3/15/2022(7)	—	—	—	—	7,914	328,748
Hisham Shiblaq	3/25/2019(4)	141,379	4,117	4.56	4/4/2029	—	—
	12/16/2020(5)	31,578	31,578	5.18	12/15/2030	—	—
	6/22/2021(2)	32,374	53,941	7.27	6/22/2031	—	—
	3/15/2022(6)	1,485	6,439	34.99	3/30/2032	—	—
	3/15/2022(7)	—	—	—	—	3,914	162,588
Alaleh Nouri	7/9/2018	101,574	—	4.52	9/27/2028	—	—
	12/12/2019	33,524	11,173	4.56	12/11/2029	—	—
	8/10/2020	23,406	16,719	5.18	8/9/2030	—	—
	6/22/2021	21,712	36,182	7.27	6/22/2031	—	—
	3/15/2022(6)	1,291	5,599	34.99	3/30/2032	—	—
	3/15/2022(7)	—	—	—	—	3,404	141,402
__________________
(1)Consist of stock options granted under the Amended & Restated 2008 Equity Incentive Plan (the "2008 Plan"). These options vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares each month thereafter.
(2)Consist of stock options granted under the 2008 Plan. These options vest and becomes exercisable as to 6/48th of the shares subject to the option on the six month anniversary of the vesting commencement date and as to 1/48th each month thereafter.
(3)Consist of stock options granted under the 2008 Plan. These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date.

(4)Consist of stock options granted under the 2008 Plan. This option vests and becomes exercisable as to 10/46th of the shares subject to the option on the ten-month anniversary of the vesting commencement date and as to 1/46th each month thereafter.
(5)Consist of stock options granted under the 2008 Plan. 31,579 shares underlying this option vest and become exercisable as to 25% of such shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the remainder of such shares each month thereafter. The remaining 31,578 shares subject to this option vest and become exercisable with respect to 1/48th of such shares on each monthly anniversary of the vesting commencement date.
(6)Consist of stock options granted under the 2021 Plan. These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date.
(7)Consist of RSUs granted under the 2021 Equity Incentive Award Plan (the "2021 Plan"). 1/4th of the RSUs will vest on each anniversary of the vesting commencement date.
(8)The market value of the RSUs that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2022 ($41.54) by the number of RSUs outstanding under the award.

Option Exercises and Stock Vested During Fiscal 2022

None of our executive officers exercised any stock options or had any stock awards vest during the year ended December 31, 2022.

Potential Payments Upon Termination Or Change in Control

Change of Control and Severance Agreement with Reza Zadno, Ph. D.

We are party to an amended and restated change of control and severance agreement with Dr. Zadno entered into in connection with our initial public offering in September 2021.

Pursuant to the change in control and severance agreement, if Dr. Zadno’s employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control” (each, as defined in the executive’s change of control and severance agreement), he will receive the following severance payments and benefits: (i) continued payments of base salary for 24 months; (ii) payment of 150% of his target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by him; and (iv) COBRA continuation payments for up to 18 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date or the original expiration date of the stock option. If Dr. Zadno’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive the following severance payments and benefits: (i) continued payment of base salary for 12 months; and (ii) COBRA continuation payments for up to 12 months.

The severance payments and benefits described above are subject to the executive’s timely execution and non-revocation of a release of claims in our favor.

Change of Control and Severance Agreement with Kevin Waters.

We are party to an amended and restated change of control and severance agreement with Kevin Waters, entered into in connection with our initial public offering in September 2021.

This agreement provides for the same terms as Dr. Zadno’s agreement described above, except if Mr. Waters' employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 18 months; (ii) payment of 150% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by the executive; and (iv) COBRA continuation payments for up to 18 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date or the original expiration date of the stock option. If Mr. Waters’ employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive (i) continued payment of base salary for 6 months; and (ii) COBRA continuation payments for up to 6 months.

Change of Control and Severance Agreement with Hisham Shiblaq.

We are party to an amended and restated change of control and severance agreement with Hisham Shiblaq, entered into in connection with our initial public offering in September 2021.

The agreement provides for the same terms as Dr. Zadno’s agreement described above, except if Mr. Shiblaq’s employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 12 months; (ii) payment of 100% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by the executive; and (iv) COBRA continuation payments for up to 12 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date or the original expiration date of the stock option. If Mr. Shiblaq’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive (i) continued payment of base salary for 6 months; and (ii) COBRA continuation payments for up to 6 months.

Change of Control and Severance Agreement with Alaleh Nouri

We are party to an amended and restated change of control and severance agreement with Alaleh Nouri, entered into in connection with our initial public offering in September 2021.

The agreement provides for the same terms as Dr. Zadno’s agreement described above, except if Ms. Nouri’s employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 12 months; (ii) payment of 100% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by the executive; and (iv) COBRA continuation payments for up to 12 months. In addition, outstanding stock options will remain outstanding and exercisable for the earlier of 12 months following the separation date and the original expiration date of the stock option. If Ms. Nouri’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, she will receive (i) continued payment of base salary for 6 months; and (ii) COBRA continuation payments for up to 6 months.

2008 Plan and 2021 Plan

Under the terms of the 2008 Plan and the 2021 Plan, the vesting of unvested equity awards will only accelerate on a change in control, if the awards are not assumed or substituted by the acquiring company.

Summary of Potential Payments

The following table summarizes the payments and other benefits that would be provided to our executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2022. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued during employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2008 Plan and 2021 Plan:

Name and Event	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock Unit Acceleration ($)(2)	Cobra Premiums ($)(3)	Total ($)
Reza Zadno, Ph.D.
Termination Without Cause / For Good Reason with a Change in Control	1,796,875	28,335,971	1,633,020	59,359	31,825,225
Termination Without Cause / For Good Reason without a Change in Control	575,000	—	—	39,573	614,573
Kevin Waters
Termination Without Cause / For Good Reason with a Change in Control	933,750	4,734,023	328,748	83,943	6,080,464
Termination Without Cause / For Good Reason without a Change in Control	207,500	—	—	37,308	244,808
Hisham Shiblaq
Termination Without Cause / For Good Reason with a Change in Control	600,000	3,990,956	162,588	55,962	4,809,506
Termination Without Cause / For Good Reason without a Change in Control	200,000	—	—	26,019	226,019
Alaleh Nouri
Termination Without Cause / For Good Reason with a Change in Control	597,000	2,894,216	141,402	18,062	3,650,680
Termination Without Cause / For Good Reason without a Change in Control	199,000	—	—	9,031	208,031
(1)Represents severance payments of the executive officer’s annual base salary for 12 months following termination plus a single payment of 100% annual target bonus for Change in Control Termination (except that the period for base salary payment is 24 months and a payment of 150% of his annual target bonus in the event of a Change of Control Termination for our Chief Executive Officer, and the period for base salary payment is 18 months and a payment of 150% of his annual target bonus in the event of a Change of Control Termination for our Chief Financial Officer), and severance payments of the executive officer’s annual base salary for 6 months following termination other than a Change in Control Termination (except that the period for base salary payment is 12 months for in the case of our Chief Executive Officer in the event of a termination other than a Change of Control Termination).
(2)The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference between $41.54, the closing price for a share of our common stock on the Nasdaq Global Market on December 30, 2022, and the per share exercise price. The value of the accelerated restricted stock units is calculated based on the number of unvested restricted stock units multiplied by $41.54, the closing price for a share of our common stock on the Nasdaq Global Market on December 30, 2022.
(3)Represents payment for the cost of the executive officer’s premiums for health continuation coverage under COBRA for a period of up to 18 months following a Change of Control Termination for our Chief Executive Officer and Chief Financial Officer and up to 12 months following a Change of Control Termination for our other executive officers, and payments for the cost of the executive officer’s premiums for health continuation coverage under COBRA for a period of up to 12 months following a termination other than a Change of Control Termination for our Chief Executive Officer and up to 6 months following a termination other than a Change of Control Termination for our other executive officers.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	6,094,869	(1)	$6.93	(2)	5,108,928	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	6,094,869	(1)	0	(2)	5,108,928	(3)

(1)Amount includes shares of common stock issuable under our 2008 Plan and our 2021 Plan pursuant to 5,353,010 stock options and 741,859 RSUs but does not include any rights with respect to shares of common stock issuable under our Employee Stock Purchase Plan (“ESPP”).
(2)Excludes RSUs, which have no exercise price.
(3)Includes shares available for future issuance under our 2021 Plan (4,368,773 shares) and our ESPP (740,155 shares). The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2022 and ending in 2031, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board.
(4)The maximum number of shares that may be issued under the ESPP in the purchase period that includes December 31, 2022 based on the number of participants at December 31, 2022 is 286,000 shares.

PAY VERSUS PERFORMANCE

The following table sets forth additional information concerning the compensation of our Principal Executive Officer ("PEO") and our other named executive officers for each of the fiscal years ended December 31, 2021 and 2022, and our financial and TSR performance for each such fiscal year.

The amounts below shown for compensation actually paid do not represent the value of cash and shares of the Company’s common stock received by our PEO and other named executive officers during the year, but rather is an amount calculated in accordance with SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards based on the value of our common stock. As a result of the calculation methodology required by the SEC, compensation actually paid amounts below differ from compensation actually earned, realized or received by the individuals.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(5)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Company Total Shareholder Return ($)(3)	Peer Group Index Total Shareholder Return ($)(3)	Net Income ($)(in '000s)	Revenue ($)(in '000s)(4)
2022	4,131,452	19,431,486	1,109,242	3,438,128	99.05	79.87	(87,154)	75,014
2021	1,374,745	23,117,713	834,610	5,787,293	59.63	98.43	(59,853)	34,473
__________________
(1) Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for Dr. Zadno, our PEO for each year and the average of the total compensation as reported in the Summary Compensation Table for our remaining named executive officers for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	Reza Zadno, Ph.D	Kevin Waters, Hisham Shiblaq, and Alaleh Nouri
2021	Reza Zadno, Ph.D	Kevin Waters and Hisham Shiblaq

(2) Amounts reported in these columns represent compensation actually paid (calculated in accordance with SEC rules) to Dr. Zadno for each year and average of the compensation actually paid to the remaining named executive officers and reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	2021		2022
Adjustments	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(615,245)	(309,169)	(2,872,492)	(370,938)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	2,931,429	1,465,695	3,212,086	414,863
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	416,062	208,050	80,297	10,365
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End (5)	16,545,025	2,665,309	10,398,989	1,425,039
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	2,465,697	922,798	4,481,154	849,557
TOTAL ADJUSTMENTS	21,742,968	4,952,683	15,300,034	2,328,886

The fair value valuation adjustments outlined above to calculate the compensation actually paid included assumptions that differed from those used in the Company’s grant date fair value calculations. For stock options, the fair value is measured using Black-Scholes option pricing model as of each measurement date including updated assumptions based on an analysis of the historical volatility of a peer group of publicly traded companies, the expected term for options that are expected to remain outstanding based on the simplified method, the measurement date stock price, and the risk-free interest rate based on U.S. Treasury yield for zero-

coupon U.S. Treasury notes. For RSUs, the fair value is measured based on the closing fair market value of the Company’s common stock as of each measurement date.

(3) Assumes $100 invested on September 15, 2021, the closing price on the first day of trading of our common stock, including reinvestment of dividends. Peer Group Index Total Shareholder Return represents the cumulative Total Shareholder Return of the S&P Health Care Equipment Index.

(4) The Company selected Revenue as the Company-Selected Measure due to it being an important financial measure that helps link Compensation Actually Paid to the Company's executive officers for the most recently completed fiscal year. Specifically, Revenue is the largest component of the formula to determine Annual Incentive Cash Compensation.

(5) Reflects the adjustments calculated in accordance with the methodology above to the value of options granted prior to our initial public offering in September 2021.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group Index TSR, (iii) our net income, and (iv) our revenue, in each case, for the fiscal years ended December 31, 2021 and 2022. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Given the emphasis in our executive compensation programs on long-term incentives tied to our stock price, the compensation actually paid to our named executive officers is strongly aligned with our stock price performance and revenue growth. The compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers for 2021 largely reflects the increase in the value of our common stock from December 31, 2020 ($5.47), which was prior to our initial public offering in September 2021 as compared to December 31, 2021 ($25.01), following our initial public offering. The compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers for 2022 reflects the significant increase in our stock price from December 31, 2021 ($25.01) through December 31, 2022 ($41.54).

The inflection of our revenue growth in 2021 is also reflected in compensation actually paid for the periods presented. As we continue to invest in our growth and have not yet achieved profitability, we do not believe net income is a financial measure closely aligned with our stock price performance. Accordingly, we believe sensitivity to our revenue growth and stock price performance as part of our emphasis on long-term incentive compensation will lead to ongoing alignment between compensation actually paid and our TSR performance.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our TSR

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our cumulative TSR over the two-year period from 2021 through 2022.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our Net Income

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our net income over the two-year period from 2021 through 2022.

Description of Relationship Between PEO and Average Non-PEO Compensation Actually Paid and Our Revenue

The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other executive officers, each as set forth in the chart below, and our revenue over the two-year period from 2021 through 2022.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important performance measures used by us to link compensation actually paid to our executive officers for 2022:

a.Revenue
b.Adjusted EBITDA
c.US Procedures Completed Using the AquaBeam Robotic System

For additional details regarding our performance measures, please see the subsection titled “Annual Cash Incentive Program” in our "Executive Compensation - Compensation Discussion and Analysis" section elsewhere in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and one percent of the average of total assets at year end for the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy, but are reviewed on a regular basis by the Audit Committee.

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•the amounts involved the lesser of $120,000 or one percent of the average of total assets at year end for the last two completed fiscal years; and
•any of our directors, director nominees, executive officers, beneficial holders of more than 5% of any class of our capital stock or any immediate family member of the foregoing had or will have a direct or indirect material interest.

Amended and Restated Investor Rights Agreement

We are party to an amended and restated investor rights agreement with certain holders of our common stock, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. While most of the covenants and restrictions set forth in the amended and restated investor rights agreement terminated in connection with our initial public offering in September 2021, the provisions relating to registration rights included in the amended and restated investor rights agreement did not terminate at that time. Accordingly, certain of these holders have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Corporate Secretary, PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, Computershare Trust Company, N.A.

NO INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee of the Board of Directors” or “Report of the Compensation Committee of Board of Directors” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.
By Order of the Board of Directors

/s/ Alaleh Nouri

Alaleh Nouri
EVP, Chief Legal Officer & Corporate Secretary

April 26, 2023

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 28, 2023, is available without charge upon written request to Investor Relations, PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065 or by accessing a copy on PROCEPT BioRobotics Corporation’s website at www.procept-biorobotics.com in the Investors section under “Financial Information.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

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2023 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees in Proposal 1, FOR Proposal 2 and 1 YEAR on Proposal 3.

1. Election of Class II directors to serve until 2026 annual meeting of shareholders and until their successors are duly elected and qualified:

Nominee	For	Withhold
01 - Frederic Moll, M.D	☐	☐
02 - Antal Desai	☐	☐
03 - Mary Garrett	☐	☐

Proposal	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

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The 2023 Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation will be held on Thursday, June 15, 2023 at 11:00 a.m., ET, virtually via the internet at www.meetnow.global/MG297KL.

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PROCEPT BIOROBOTICS CORPORATION

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2023

Reza Zadno and Alaleh Nouri, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation to be held on June 15, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR item 2 and for 1 YEAR on item 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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